Exhibit 5.1

Our ref        SUS/693334-000001/67113534v1

SMART Global Holdings, Inc. PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

6 July 2021

Dear Sirs

SMART Global Holdings, Inc.

We have acted as Cayman Islands counsel to SMART Global Holdings, Inc. (the "Company") in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the "Form S-8"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended (the "Registration Statement") relating to the registration of the 1,148,351 ordinary shares of the Company (the "Shares") to be issued under the Company's Amended and Restated 2017 Share Incentive Plan (as amended, the "Inducement Plan").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents, and such other documents as we deem necessary:

1.1	The Certificate of Incorporation dated 21 April 2011, the Certificate of Incorporation on Change of Name dated 29 August 2014, the Second Amended and Restated Memorandum and Articles of Association of the Company as adopted by Special Resolution passed on 30 March 2020 (the "Memorandum and Articles").

1.2	The minutes (the "2017 Minutes") of the meeting of the board of directors of the Company held on 30 November 2017 (the "2017 Meeting"), the minutes (the "2018 Minutes") of the meeting of the board of directors of the Company held on 2 October 2018 (the "2018 Meeting"), the written resolutions of the board of directors of the Company dated 20 December 2020 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A Certificate of Good Standing dated 30 June 2021 issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	The Inducement Plan.

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Inducement Plan has been authorised and duly executed and unconditionally delivered by or on behalf of the Company in accordance with all relevant laws (other than the laws of the Cayman Islands).

2.2	The Inducement Plan is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.4	All signatures, initials and seals are genuine.

2.5	The power, authority and legal right of the Company under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform its obligations under the Inducement Plan. Specifically, we have made no independent investigation of the laws of the State of California.

2.6	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.

2.7	The Company has received, or will receive, money or money's worth (the "Consideration") in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered and issued by the Company pursuant to the provisions of the Inducement Plan, have been duly and validly authorised for issue, and when issued by the Company pursuant to the provisions of the Inducement Plan for the consideration fixed thereto and duly registered in the Company's register of members

(shareholders), will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualification:

4.1	Under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder (Cayman) LLP

3